UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2006

CANDELA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-14742	04-2477008
(Commission File Number)	(I.R.S. Employer Identification Number)

530 Boston Post Road, Wayland, Massachusetts	01778
(Address of Principal Executive Offices)	(Zip Code)

(508) 358-7400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)  Appointment of new officers and election of new directors

On July 18, 2006, Candela Corporation announced that Paul R. Lucchese, Esq. has joined the Company as Vice President, General Counsel, and Corporate Secretary.  Paul brings a significant wealth of legal and business experience. He was most recently employed as Vice President, General Counsel and Secretary for Aspect Software, Inc., where he managed the worldwide legal affairs for the $600+ million revenue company. His experiences range from intellectual property management, mergers and acquisitions, risk management, employment law and international expansion to extensive contracts drafting and negotiation. Paul’s academic accomplishments include an MBA from Suffolk University, a JD from the University of Dayton School of Law, and a BA from Providence College.

The Company entered into employment agreements on July 17, 2006. The employment agreement provides an annual salary of $185,000 and is eligible to receive 15,000 Stock Apprehension Rights under the Company Stock Plan. In addition to base salary, the agreements provide for participation in the employee benefit plans and other benefits applicable to executive personnel.

Item 9.01 Financial Statements and Exhibits

On July 18, 2006, Candela Corporation issued a press release announcing the hiring of Paul R. Lucchese as Vice President, General Counsel and Corporate Secretary. A copy of the press release is attached as Exhibit 99.01 to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANDELA CORPORATION

By:	/s/ F. Paul Broyer
F. Paul Broyer
Senior Vice President, Finance & Administration, and Chief Financial Officer (principal financial and accounting officer)

Date:  July 20, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Candela Corporation on July 18, 2006.